AML AMENDMENT TO TRANSFER AGENCY AND SERVICES AGREEMENT

         This amendment to the Transfer Agency and Services Agreement between The Japan Fund, Inc. (the "Fund") and Citigroup Fund Services, LLC (formerly known as Forum Shareholder Services, LLC) ("Citigroup"), is made effective as of the 26th day of January 2006.

         WHEREAS, the Fund and CITIGROUP are parties to an agreement dated as of October 1, 2000, as amended and restated February 21, 2001 and May 13, 2003 (the "Agreement") under which CITIGROUP performs certain transfer agency and/or recordkeeping services for the Fund.

         In connection with the enactment of the USA PATRIOT Act of 2001 and the regulations promulgated thereunder (collectively the Act"), the Fund has an Anti-Money Laundering ("AML") Program. The Fund and CITIGROUP agree to amend the Agreement to delegate to CITIGROUP certain responsibilities in connection with the Act and the Fund's AML Program, as further set forth below.

1.       Adoption of Program; Delegation to CITIGROUP

(a) The Fund acknowledges that it is a financial institution subject to the Act and the Bank Secrecy Act (collectively, the "AML Acts"). The Fund has adopted, and agrees to comply with, a written AML Program and has appointed an AML Compliance Officer, each of which actions have been approved by the Board of Directors of the Fund (the "Board"). Subject to delegation of certain responsibilities to CITIGROUP, as provided below, the Fund's AML Program is reasonably designed to ensure compliance in all material respects with the AML Acts and applicable regulations adopted thereunder (the "Applicable AML Laws"), in light of the particular business of the Fund, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

(b) The Fund hereby delegates to CITIGROUP the performance, on behalf of the Fund, of the services set forth in SCHEDULE A to this Amendment (the "AML Services") with respect to the shareholder accounts maintained by CITIGROUP pursuant to the Agreement (including, as and to the extent set forth in SCHEDULE A, direct accounts; accounts maintained through TRUST/FUND SERV and Networking; and omnibus accounts); and, subject to the terms and conditions of the Agreement and this Amendment, including Section 2(d) below, CITIGROUP accepts this delegation and agrees to perform the AML Services in accordance with the Fund's and CITIGROUP's AML Program and to cooperate with the Fund's AML Compliance Officer (as defined below) in the performance of its responsibilities hereunder.

(c) Notwithstanding this delegation, the Fund shall maintain full responsibility for ensuring that its AML Program is and continues to be reasonably designed to ensure compliance with the Applicable AML Laws. CITIGROUP shall maintain policies, procedures and internal controls that are consistent with the Fund's AML Program and the requirement that the Fund employ procedures reasonably designed to achieve compliance with the Applicable AML Laws and the Fund's AML Program.

(d) The Fund recognizes that the performance of the AML Services involves the exercise of discretion, which in certain circumstances may result in consequences to the Fund and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholders). The Fund authorizes CITIGROUP to take such actions in the performance of the AML Services as CITIGROUP deems appropriate and consistent with the Fund's AML Program and Applicable AML Laws.


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2.       Exceptions to Procedures; Amendments

(a) The Fund acknowledges and agrees that any deviation from CITIGROUP's written transfer agent compliance procedures (an "Exception") may involve substantial risk of loss. CITIGROUP may in its sole discretion refuse to accept any request by the Fund that CITIGROUP make an Exception to any written compliance or transfer agency procedures adopted by CITIGROUP, or adopted by the Fund and approved by CITIGROUP (including any requirements of the Fund's AML Program).

(b) Exception requests may only be made in a writing signed by an authorized representative of the Fund (other than an employee of CITIGROUP), PROVIDED that an Exception concerning the requirements of the Fund's AML Program must be signed by the Fund's anti-money laundering compliance officer ("AML Compliance Officer"). Approved Exceptions shall become effective when and only if set forth in a written acceptance of the Exception signed by CITIGROUP's AML compliance officer. An Exception is effective only on a transaction by transaction basis.

(c) Notwithstanding any provision of the Agreement or this Amendment to the contrary, as long as CITIGROUP acts in good faith and without gross negligence, CITIGROUP shall have no liability for any loss, liability, expenses or damages to the Fund resulting from an Exception.

(d) The Fund's AML Compliance Officer shall provide forty-five (45) days prior written notice of any amendment to the Fund's AML Program that would have a material impact upon the AML Services to be provided by CITIGROUP, and any services required to be provided by CITIGROUP pursuant to such amendment shall be considered an Exception until the consent of CITIGROUP, which shall not be unreasonably withheld, is obtained.

3.       Representations and Warranties; Documents and Information; Access

(a) The Fund represents and warrants that (i) the Fund has adopted a written AML Program Compliance, and has appointed an AML Compliance Officer; (ii) the AML Program and the designation of the AML Compliance Officer have been approved by the Board; and (iii) the delegation to CITIGROUP of the AML Services has been approved by the Board.

(b) CITIGROUP represents and warrants to the Fund that (1) it has adopted and will maintain a written program concerning the anti-money laundering services it provides to its various clients; (2) its policies and procedures are reasonably adequate for it to provide the AML Services and comply with its obligations under this Amendment; (3) it shall conduct (or have a third party conduct) an independent review of its AML Program at least annually and provide the report of such independent review to the Fund; (4) it shall maintain an ongoing training program with respect to its own personnel; and (5) it shall maintain an AML compliance officer to administer the AML Services

(c) The Fund agrees to furnish to CITIGROUP with such information and documents as may be reasonably requested by CITIGROUP from time to time to provide the AML Services. The Fund agrees to notify CITIGROUP promptly about any known suspicious activities related to open accounts.

(d) CITIGROUP agrees to furnish the Fund its written program concerning anti-money laundering services rendered by CITIGROUP to its various clients. CITIGROUP agrees to notify the Fund of any change to its anti-money laundering program that would materially impact the Fund's AML Program.

(e) CITIGROUP shall grant reasonable access to each of the Fund, its AML Compliance Officer, and regulators having jurisdiction over the Fund, to the

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books and records maintained by CITIGROUP and related to the AML Services, and shall permit federal examiners to inspect CITIGROUP for purposes of the Fund's AML Program. Records may be edited or redacted to maintain confidentiality of materials related to other clients of CITIGROUP. CITIGROUP shall make its relevant personnel available to meet or speak with the Board concerning the AML Services at least annually or at such other intervals as may be reasonably necessary or appropriate.

4.       Expenses

In consideration of the performance of the foregoing duties, the Fund agrees to pay CITIGROUP for the reasonable administrative expense and out of pocket costs that may be associated with such additional duties. The terms of the Agreement shall apply with respect to the payment of such expense in the same manner and to the same extent as any other expenses incurred under the Agreement.

5.       Miscellaneous

(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect (including, without limitation, the term of the Agreement). No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c) Section and paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.


THE JAPAN FUND, INC.                               CITIGROUP FUND SERVICES , LLC
                                                   (formerly known as FORUM
                                                   SHAREHOLDER SERVICES, LLC)

By:   /S/ SOFIA ROSALA                             By: /S/ PAUL BOTECH
   -------------------                                 ---------------
Name: SOFIA ROSALA                                 Name:    PAUL BOTECH
      ------------                                          -----------
Title:  VICE PRESIDENT & SECRETARY                 Title:   DIRECTOR
        --------------------------                          --------


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                                   SCHEDULE A

                                  AML SERVICES

With respect to the beneficial ownership of, and transactions in, shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, the Transfer Agent shall:

(a) Review and submit all shareholder financial and non-financial transactions through the Office of Foreign Assets Control Database (and such other lists or databases as may be required from time to time by applicable regulatory authorities), including screening of all shareholder accounts upon changes to such database.

(b) Screen all shareholder accounts at the request of Financial Crimes Enforcement Network ("FinCEN") pursuant to Section 314(a) of the PATRIOT Act and report any positive "hits" to FinCEN.

(c) Monitor shareholder accounts and identify and report suspicious activities that are required to be so identified and reported, in each case consistent with the Fund's and CITIGROUP's AML Programs.

(d) Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Fund's and CITIGROUP's AML Programs and in accordance with the Act and OFAC.

(e) If and to the extent required by applicable law, ensure that shareholder accounts are not opened until shareholders have been properly identified, their identifying information has been verified, and all reasonable and practicable steps have been taken in accordance with applicable law to ensure that such shareholder's funds are not derived from any illicit activity.

(f) Follow the Fund's policy, which may change from time to time, with respect to the acceptance of cash equivalents, including 3rd party checks.

(g)  Follow the Fund's policy on accounts held by non-US persons.

(h) Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Fund's and CITIGROUP's AML Programs, and make the same available for inspection by (i) the Fund's AML Compliance Officer, (ii) any auditor of the Fund's AML Program or related procedures, policies or controls that has been designated by the Fund in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Fund's AML Compliance Officer.

(i) Upon request by the Fund, furnish the Fund's AML Compliance Officer(s) with an annual AML certification letter.

NOTES: As concerns Networking Level III accounts and omnibus account, the AML Services performed by CITIGROUP are subject to a more limited scope, as contemplated under the interim final rule of the Department of the Treasury, 31 CFR 103, effective April 24, 2002 (the "Interim Final Rule").

In the event that CITIGROUP detects suspicious activity or a "positive" hit as a result of the foregoing procedures, which necessitates the filing by CITIGROUP of a suspicious activity report, or other similar report or notice to FinCEN or to OFAC, then CITIGROUP shall also immediately notify the Fund's AML Compliance Officer, unless prohibited by applicable law.